ARTICLES OF INCORPORATION

OF

OUTDOOR SPECIALTY PRODUCTS, INC.

The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the Nevada Revised Statues (“NRS”), does hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE I

NAME

The name of the corporation is Outdoor Specialty Products, Inc. (hereinafter the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Nevada is 4625 West Nevso Drive, Suite 2, Las Vegas, NV 89103. The name of the registered agent at such address is Registered Agent Solutions, Inc. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Nevada law.

ARTICLE IV

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE V

CAPITAL STOCK

Section 5.01. The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares the Corporation is authorized to issue is 200,000,000. The number of shares of Common Stock authorized is 190,000,000 shares, par value $0.001 per share. The number of shares of Preferred Stock authorized is 10,000,000 shares, par value $0.001.

A.Common Stock

1.Voting Rights. Except as otherwise expressly provided by law or in this Article V, each outstanding share of Common Stock shall be entitled to one vote on each matter to be voted on by the shareholders of the Corporation.

2.Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

3.Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore, provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

4.Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein or in the Bylaws of the Corporation, or in any amendment hereto or thereto, shall be vested in the Common Stock.

B.Preferred Stock. Except as otherwise provided herein or required by law, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, or any amendments thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 5.02. Except as required by law, there shall be no cumulative voting by stockholders of the Corporation.

Section 5.03. Except as shall be expressly provided by the Board of Directors, a stockholder of the Corporation shall not be entitled to a preemptive or preferential right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.01. The Board of Directors shall consist of not less than one and not more than nine directors. Within the foregoing limits, the number of directors from time to time comprising the entire Board of Directors shall be fixed by or in the manner provided in the Bylaws. The name and address of the person who is to serve as director until the first annual meeting of shareholders and until his successor is elected and shall qualify is Kirk Blosch, 3482 Quail Hollow Drive, Salt Lake City, UT 84109.

Section 6.02. The Board of Directors, without shareholder approval, is authorized to issue shares of one class or series as a share dividend in respect of shares of another class or series.

ARTICLE VII

INCORPORATORS

The name and address of the incorporator is Kirk Blosch, 3482 Quail Hollow Drive, Salt Lake City, UT 84109.

ARTICLE VIII

BYLAWS

The authority to adopt, amend, or repeal the Bylaws of the Corporation is granted exclusively to the Board of Directors.

ARTICLE IX

LIMITATION ON PERSONAL LIABILITY

The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

ARTICLE X

INDEMNIFICATION

In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

ARTICLE XI

REPEAL AND CONFLICTS

Any repeal or modification of Articles IX OR X above approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Articles VIII and IX and any other Article of the Corporation’s Articles of Incorporation, the terms and provisions of Articles VIII and IX shall control.

ARTICLE XII

AMENDMENTS

Section 12.01 The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Section 12.02 Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation, or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the outstanding voting stock of the Corporation shall be required to amend, alter, change, or repeal Article IX, Article X, Article XI, or this Article XII.

ARTICLE XIII

CERTAIN NEVADA LAW PROVISIONS

Section 13.01. Business Combination Provisions. The Corporation hereby expressly elects not to be governed by Section 411 to Section 444 of the NRS (NRS Sections 78.411 to 78.444), inclusive, or any successor provisions thereto.

Section 13.02. Control Share Provisions. The provisions of Section 378 to 3793 of the NRS (NRS Sections 78.378 to 78.3793), inclusive, or any successor provisions thereto, shall not apply to the Corporation or to any acquisition of a controlling interest by any current or future holder of Common Stock or Preferred Stock of the Corporation.

Section 13.03. Shareholder Meetings. Annual and special meetings of the stockholders shall be called as provided in the Bylaws of the Corporation.